Pure Cycle Corporation S-8

Exhibit 5.1

May 6, 2014

Pure Cycle Corporation

1490 Lafayette Street, Suite 203

Denver, CO 80218

Re:	Registration on Form S-8 of 1,600,000 Shares of Common Stock to Be Issued Pursuant to the Pure Cycle Corporation 2014 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Pure Cycle Corporation (the “Company”) in connection with the registration by the Company of 1,600,000 shares of common stock, par value $.00333 per share (the “Shares”), described in the Registration Statement on Form S-8 of the Company being filed with the Securities and Exchange Commission concurrently herewith (the “Registration Statement”). The Shares will be issued pursuant to the Pure Cycle Corporation 2014 Equity Incentive Plan (the “Plan”).

In such connection, we have examined certain corporate records and proceedings of the Company, including actions taken by the Company relating to the authorization and issuance of the Shares, and such other matters as we deemed appropriate.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold as contemplated in the Plan and the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the laws of the State of Colorado, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

In rendering the opinion above, we have assumed that each award under the Plan will be approved by the board of directors of the Company or an authorized committee of the board of directors.

1550 17th Street, Suite 500 ▪ Denver, CO 80202 ▪ 303 892 9400 ▪ fax 303 893 1379 ▪ DGSLAW.COM

Pure Cycle Corporation

May 6, 2014

.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to Registration Statement. In giving this consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ DAVIS GRAHAM & STUBBS LLP